Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-47415 on Form S-8, No. 33-17488 on Form S-8, No. 33-60196 on Form S-8, No. 333-18135 on Form S-8, No. 333-25377 on Form S-3, No. 333-124512 on Form S-1, and No. 333-136061 on Form S-8 of our reports dated October 11, 2006 relating to the consolidated financial statements of The Dress Barn, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," as of July 31, 2005),  and management's report on the effectiveness of internal control over financial reporting dated October 11, 2006, appearing in the Annual Report on Form 10-K of The Dress Barn, Inc. and subsidiaries for the year ended July 29, 2006.

/s/ Deloitte & Touche LLP

New York, New York
October 11, 2006